Exhibit 99

CACI Reports Results for Its Fiscal 2019 Second Quarter and Raises Annual Guidance

Record second quarter revenue of $1.18 billion, up 8.6 percent

Record second quarter operating income of $102.3 million, up 15.9 percent

Net income of $68.6 million

Contract awards of $1.3 billion, up 16.4 percent

Contract funding orders of $1.0 billion, up 33.6 percent

ARLINGTON, Va.--(BUSINESS WIRE)--January 30, 2019--CACI International Inc (NYSE: CACI), a leading information solutions and service provider to the federal government, announced results today for its second fiscal quarter ended December 31, 2018.

CEO Commentary and Outlook

Ken Asbury, CACI’s President and CEO, said, “We delivered another record quarter of revenue and operating income and won $1.3 billion of contract awards. We are also thrilled to announce our two most recent acquisitions, which, combined with CACI, will deliver differentiated, high-value, cutting-edge signals intelligence, electronic warfare, and cyber operations products and solutions. We are raising full-year revenue and net income guidance to account for the strong performance in our core business and reflect the contribution of our new acquisitions. We are confident in our ability to deliver our long-term organic revenue growth and margin expansion commitments while continuing to generate value for our customers and shareholders.”

Second Quarter Results as Reported

(in millions except per-share data)	Q2, FY19	Q2, FY18	% Change
Revenue	$1,181.6	$1,087.9	8.6%
Operating income	$102.3	$88.3	15.9%
Net income	$68.6	$142.8	-52.0%
Diluted earnings per share	$2.71	$5.66	-52.2%

Second Quarter Results Assuming Tax Reform was in Place for Fiscal 2018

(in millions except per-share data)	Q2, FY19	Q2, FY18	% Change
Revenue	$1,181.6	$1,087.9	8.6%
Operating income	$102.3	$88.3	15.9%
Net income, including the impact of Tax Reform(1)	$68.6	$60.0	14.4%
Diluted earnings per share including the impact of Tax Reform(1)	$2.71	$2.38	13.9%

(1)	See Reconciliation of FY18 Net Income to Non-GAAP Net Income Assuming a Full Year of Tax Reform on page 11.

Revenue for the second quarter of Fiscal Year 2019 (FY19) increased compared to the second quarter of Fiscal Year 2018 (FY18) driven by new business wins, on-contract growth, and acquired contracts. Operating income growth was driven by strong program performance and indirect cost control. GAAP net income and diluted earnings per share decreased due to the impact of the passage in December 2017 of the Tax Cut and Jobs Act (“Tax Reform”) on the second quarter of FY18 net income and diluted earnings per share. In the year earlier period, net income and diluted earnings per share benefited from a reduction in our net deferred tax liability of $94.8 million due to the lower tax rate, partially offset by a tax expense of $9.7 million associated with cumulative foreign earnings. For a more meaningful comparison of our second quarter FY19 net income, see page 11 of this release for a reconciliation of second quarter FY18 results assuming a full year of Tax Reform. Based on this adjusted comparison, net income growth for the quarter was driven by the same factors which drove operating income.

Net cash provided by operations in the second quarter of FY19 was $56.4 million. Operating cash flow was impacted by normal fluctuations as well as lower collections due to closures of some government payment offices in the last few days of the quarter. The lower cash collections increased our accounts receivable balances as well as our Days Sales Outstanding (DSO).

Additional Financial Metrics

	Q2, FY19	Q2, FY18	% Change
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP measure (in millions) *	$122.3	$105.4	16.1%
Days sales outstanding **	73	61

*See Reconciliation of Net Income to Earnings before Interest, Taxes, Depreciation and Amortization on page 10.
**The calculation of Days Sales Outstanding for Q2 FY19 excludes amounts related to the Navy Systems Engineering business acquired during our first fiscal quarter

Second Quarter Awards and Contract Funding Orders

Our contract awards in the quarter were $1.3 billion, which excludes ceiling values of multi-award, indefinite delivery, indefinite quantity (IDIQ) contracts, and approximately 16% higher than the same period last year. Approximately 70 percent of our awards were for new business. Some notable awards during the quarter were:

  A five-year task order, with a ceiling value of $318 million, to deliver new electronic warfare and signals intelligence systems to a Department of Defense customer.
  A five-year, $125 million task order to design, develop, implement, and maintain logistics systems for the U.S. Navy’s Military Sealift Command.
  A five-year, $73 million prime contract to support systems and computer engineering, research and development, integration, and deployment of surface warfare systems for the Naval Surface Warfare Center. The award is a result of CACI’s acquisition of the Systems Engineering and Acquisition Support Services Business Unit.
  A 30-month, $31.5 million prime contract to optimize and sustain the Defense Enterprise Accounting and Management System (DEAMS), the Air Force enterprise-wide financial solution. CACI will integrate legacy Air Force financial management systems into a single system capable of delivering accurate, reliable, timely and auditable financial management information that complies with directives from the secretary of defense.
  A prime position on the nine-year, multiple-award Information Technology Enterprise Solutions-3 Services (ITES-3S) IDIQ contract, with a ceiling value of $12 billion, to offer a broad range of end-to-end enterprise IT services to the U.S. Army.

Contract funding orders in the quarter were $1.0 billion, 33.6 percent higher than the year earlier quarter. Total backlog at December 31, 2018 was $12.6 billion, a 15.7 percent increase over the year earlier. Funded backlog at December 31, 2018 was $2.5 billion, 29.3 percent higher than the year earlier.

Other Highlights:

  CACI was ranked by Fortune magazine as a 2019 World’s Most Admired Company, our eighth time on the list. The ranking identifies companies that enjoy the strongest reputations as business leaders that deliver innovative solutions and services with high ethics and integrity. CACI ranked sixth among IT Services companies worldwide.
  Chief Operating Officer John Mengucci was named to WashingtonExec’s Top 25 Execs to Watch. Mr. Mengucci was recognized as the driving force in CACI’s market-based strategy and growth into products and solutions.
  CACI’s SkyTracker® Technology Suite was named “Best-in-Class” among Industry Innovators at Washington Technology’s Government Innovation Awards. The awards recognize IT companies that apply ingenuity and creativity in meeting their customers’ critical challenges.
  CACI was ranked second on Monster and Military.com’s Best Companies for Veterans List for its strong percentage of veteran hiring (47 percent of 2018 new hires), veterans in the workforce (37+ percent), and focus on assisting veterans as they transition into the corporate world.
  Dr. Warren R. Phillips, Lead Director on CACI’s Board of Directors, was honored as a member of the National Association of Corporate Directors Directorship 100 list of exemplary corporate directors, reflecting the Board’s highly-credentialed leadership and ethical governance.
  CACI appointed Christopher A. Voci as Senior Vice President and Corporate Controller, responsible for all aspects of accounting, financial reporting, and Sarbanes-Oxley compliance.

Six Months Results as Reported

(in millions except per-share data)	Six Months, FY19	Six Months, FY18	% Change
Revenue	$2,347.5	$2,173.7	8.0%
Operating income	$201.9	$155.6	29.8%
Net income	$147.4	$184.8	-20.2%
Diluted earnings per share	$5.81	$7.33	-20.7%

Six Months Results Assuming Tax Reform was in Place for Fiscal 2018

(in millions except per-share data)	Six Months, FY19	Six Months, FY18	% Change
Revenue	$2,347.5	$2,173.7	8.0%
Operating income	$201.9	$155.6	29.8%
Net income including the impact of Tax Reform(1)	$147.4	$106.9	37.9%
Diluted earnings per share including the impact of Tax Reform(1)	$5.81	$4.24	37.0%

(1)	See Reconciliation of FY18 Net Income to Non-GAAP Net Income Assuming a Full Year of Tax Reform on page 11.

Revenue in the first half of FY19 increased compared to the year earlier period due primarily to new business wins, on-contract growth, and acquired contracts. Operating income increased primarily due to the factors noted above. GAAP net income decreased due to the impact of Tax Reform in FY18. Net cash provided by operations in the first half of FY19 was $139.5 million. For a more meaningful comparison of our first half FY19 net income, see page 11 of this release for a reconciliation of first half FY18 results assuming a full year of Tax Reform. Based on this comparison, net income growth for the first half was driven by the same factors which drove operating income plus additional tax savings. Adjusted EBITDA, a non-GAAP measure, for the first half of FY19 was $238.7 million, 26.0 percent higher than adjusted EBITDA of $189.4 million for the first half of FY18.

Subsequent Event

On January 30, 2019, we announced that we had entered into an agreement to acquire LGS Innovations, a leading provider of signals intelligence (SIGINT), electronic warfare (EW) and cyber products and solutions to the Intelligence Community and Department of Defense with a legacy back to Bell Labs; and acquired Mastodon Design, experts in the rapid design of rugged SIGINT, EW, and cyber operations equipment. The acquisitions will enable us to leverage their integrated technology and capabilities to create scalable SIGINT, EW, and cyber products and solutions providing advanced operational capabilities to our customers addressing emerging near-peer threats.

CACI Raises its FY19 Annual Guidance

We are increasing and narrowing our revenue guidance range to reflect improved performance in the core CACI business and an approximate $125 million revenue contribution from the two acquisitions. We are also revising our FY19 Net Income guidance primarily due to expectations for increases in the core CACI business profitability in the second half of FY19, as well as stronger than anticipated second quarter results and positive contributions of the two acquisitions. These will be partly offset by approximately $13 million of one-time transaction costs, net of tax.

The table below summarizes these changes and represents our views as of January 30, 2019:

(In millions except for tax rate and earnings per share)	Current Fiscal Year 2019 Guidance	Previous Fiscal Year 2019 Guidance
Revenue	$4,875 - $5,025	$4,700 - $4,900
Net income	$255 - $265	$250 - $260
Effective corporate tax rate	21.2%	21.7%
Diluted earnings per share	$9.96 - $10.35	$9.77 - $10.16
Diluted weighted average shares	25.6	25.6

Conference Call Information

We have scheduled a conference call for 6:00 PM Eastern Time Wednesday, January 30, 2019 during which members of our senior management team will be making a brief presentation focusing on second quarter results and operating trends followed by a question-and-answer session. You can listen to the conference call and view the accompanying exhibits over the Internet by logging on to http://investor.caci.com/news/#upcomingevent, at the scheduled time. A replay of the call will also be available over the Internet and can be accessed through our homepage (www.caci.com) by clicking on the CACI Investor Relations tab.

CACI provides information solutions and services in support of national security missions and government transformation for Intelligence, Defense, and Federal Civilian customers. A Fortune World’s Most Admired Company, CACI is a member of the Fortune 1000 Largest Companies, the Russell 2000 Index, and the S&P MidCap 400 Index. CACI’s sustained commitment to ethics and integrity defines its corporate culture and drives its success. With approximately 20,000 employees worldwide, CACI provides dynamic career opportunities for military veterans and industry professionals to support the nation’s most critical missions. Join us! www.caci.com.

There are statements made herein which do not address historical facts and, therefore, could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: legal, regulatory, and political change successive presidential administrations that could result in economic uncertainty; changes in U.S. federal agencies, current agreements with other nations, foreign events, or any other events which may affect the global economy; regional and national economic conditions in the United States and globally; terrorist activities or war; changes in interest rates; currency fluctuations; significant fluctuations in the equity markets; changes in our effective tax rate; failure to achieve contract awards in connection with re-competes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. government or other public sector projects, based on a change in spending patterns, implementation of spending cuts (sequestration) under the Budget Control Act of 2011, or any legislation that amends or changes discretionary spending levels under that act; changes in budgetary priorities or in the event of a priority need for funds, such as homeland security; government contract procurement (such as bid protest, small business set asides, loss of work due to organizational conflicts of interest, etc.) and termination risks; the results of government audits and reviews conducted by the Defense Contract Audit Agency, the Defense Contract Management Agency, or other governmental entities with cognizant oversight; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees (particularly those with security clearances); market speculation regarding our continued independence; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (GWACs) and/or schedule contracts with the General Services Administration; the potential impact of the announcement or consummation of a proposed transaction and our ability to successfully integrate the operations of our recent and any future acquisitions; our own ability to achieve the objectives of near term or long range business plans; and other risks described in our Securities and Exchange Commission filings.

CACI-Earnings Release

Selected Financial Data

CACI International Inc
Condensed Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	12/31/2018	12/31/2017	% Change	12/31/2018	12/31/2017	% Change
Revenue	$1,181,641	$1,087,860	8.6%	$2,347,505	$2,173,674	8.0%
Costs of revenue
Direct costs	790,849	727,160	8.8%	1,573,609	1,466,838	7.3%
Indirect costs and selling expenses	269,677	254,180	6.1%	534,434	515,424	3.7%
Depreciation and amortization	18,852	18,258	3.3%	37,599	35,846	4.9%
Total costs of revenue	1,079,378	999,598	8.0%	2,145,642	2,018,108	6.3%
Operating income	102,263	88,262	15.9%	201,863	155,566	29.8%
Interest expense and other, net	9,421	10,956	-14.0%	18,307	22,203	-17.5%
Income before income taxes	92,842	77,306	20.1%	183,556	133,363	37.6%
Income taxes	24,246	(65,489)	-137.0%	36,127	(51,478)	-170.2%
Net income	$68,596	$142,795	-52.0%	$147,429	$184,841	-20.2%

Basic earnings per share	$2.76	$5.80	-52.4%	$5.95	$7.53	-21.0%
Diluted earnings per share	$2.71	$5.66	-52.2%	$5.81	$7.33	-20.7%

Weighted average shares used in per share computations:
Basic	24,856	24,622		24,796	24,555
Diluted	25,338	25,211		25,381	25,228

Statement of Operations Data (Unaudited)

	Quarter Ended			Six Months Ended
	12/31/2018	12/31/2017	% Change	12/31/2018	12/31/2017	% Change
Operating income margin	8.7%	8.1%		8.6%	7.2%
Tax rate	26.1%	-84.7%		19.7%	-38.6%
Net income margin	5.8%	13.1%		6.3%	8.5%

Adjusted EBITDA*	$122,315	$105,389	16.1%	$238,662	$189,399	26.0%
Adjusted EBITDA Margin	10.4%	9.7%		10.2%	8.7%

*See Reconciliation of Net Income to Adjusted Earnings before Interest, Taxes, Depreciation and Amortization on page 10.

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)
	12/31/2018	6/30/2018
ASSETS:
Current assets
Cash and cash equivalents	$70,728	$66,194
Accounts receivable, net	1,016,968	806,871
Prepaid expenses and other current assets	69,717	58,126
Total current assets	1,157,413	931,191

Goodwill and intangible assets, net	2,890,305	2,862,590
Property and equipment, net	107,125	101,140
Other long-term assets	135,775	139,285
Total assets	$4,290,618	$4,034,206

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities
Current portion of long-term debt	$46,920	$46,920
Accounts payable	197,225	82,017
Accrued compensation and benefits	232,550	259,442
Other accrued expenses and current liabilities	160,361	150,602
Total current liabilities	637,056	538,981

Long-term debt, net of current portion	1,008,116	1,015,420
Other long-term liabilities	388,713	372,918
Total liabilities	2,033,885	1,927,319

Shareholders' equity	2,256,733	2,106,887
Total liabilities and shareholders' equity	$4,290,618	$4,034,206

Selected Financial Data (Continued)

CACI International Inc
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Six Months Ended
	12/31/2018	12/31/2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$147,429	$184,841
Reconciliation of net income to net cash provided by operating activities:
Depreciation and amortization	37,599	35,846
Amortization of deferred financing costs	1,156	2,212
Stock-based compensation expense	12,047	12,389
Deferred income taxes	9,123	(83,212)
Changes in operating assets and liabilities, net of effect of business acquisitions:
Accounts receivable, net	(136,177)	7,367
Prepaid expenses and other assets	(2,739)	(13,774)
Accounts payable and accrued expenses	110,007	15,190
Accrued compensation and benefits	(27,116)	(11,126)
Income taxes receivable and payable	(10,781)	(3,796)
Long-term liabilities	(1,008)	6,157
Net cash provided by operating activities	139,540	152,094

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(17,813)	(22,013)
Cash paid for business acquired, net of cash acquired	(91,151)	(45,565)
Other	1,876	3,484
Net cash used in investing activities	(107,088)	(64,094)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facilities	(8,460)	(81,983)
Payment of contingent consideration	(616)	(3,630)
Proceeds from employee stock purchase plans	2,827	2,459
Repurchase of common stock	(2,756)	(2,463)
Payment of taxes for equity transactions	(18,039)	(12,656)
Net cash used in financing activities	(27,044)	(98,273)
Effect of exchange rate changes on cash and cash equivalents	(874)	1,062
Net increase (decrease) in cash and cash equivalents	4,534	(9,211)
Cash and cash equivalents, beginning of period	66,194	65,539
Cash and cash equivalents, end of period	$70,728	$56,328

Selected Financial Data (Continued)

Revenue by Customer Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2018		12/31/2017		$ Change	% Change
Department of Defense	$834,797	70.6%	$733,838	67.5%	$100,959	13.8%
Federal Civilian Agencies	287,915	24.4%	296,265	27.2%	(8,350)	-2.8%
Commercial and other	58,929	5.0%	57,757	5.3%	1,172	2.0%
Total	$1,181,641	100.0%	$1,087,860	100.0%	$93,781	8.6%

	Six Months Ended
(dollars in thousands)	12/31/2018		12/31/2017		$ Change	% Change
Department of Defense	$1,653,063	70.4%	$1,461,717	67.3%	$191,346	13.1%
Federal Civilian Agencies	580,117	24.7%	602,836	27.7%	(22,719)	-3.8%
Commercial and other	114,325	4.9%	109,121	5.0%	5,204	4.8%
Total	$2,347,505	100.0%	$2,173,674	100.0%	$173,831	8.0%

Revenue by Contract Type (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2018		12/31/2017		$ Change	% Change
Cost reimbursable	$657,050	55.6%	$549,400	50.5%	$107,650	19.6%
Fixed price	337,374	28.6%	365,090	33.6%	(27,716)	-7.6%
Time and materials	187,217	15.8%	173,370	15.9%	13,847	8.0%
Total	$1,181,641	100.0%	$1,087,860	100.0%	$93,781	8.6%

	Six Months Ended
(dollars in thousands)	12/31/2018		12/31/2017		$ Change	% Change
Cost reimbursable	$1,298,577	55.3%	$1,103,129	50.7%	$195,448	17.7%
Fixed price	681,378	29.0%	723,283	33.3%	(41,905)	-5.8%
Time and materials	367,550	15.7%	347,262	16.0%	20,288	5.8%
Total	$2,347,505	100.0%	$2,173,674	100.0%	$173,831	8.0%

Revenue Received as a Prime versus Subcontractor (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2018		12/31/2017		$ Change	% Change
Prime	$1,091,956	92.4%	$1,016,769	93.5%	$75,187	7.4%
Subcontractor	89,685	7.6%	71,091	6.5%	18,594	26.2%
Total	$1,181,641	100.0%	$1,087,860	100.0%	$93,781	8.6%

	Six Months Ended
(dollars in thousands)	12/31/2018		12/31/2017		$ Change	% Change
Prime	$2,181,828	92.9%	$2,026,919	93.2%	$154,909	7.6%
Subcontractor	165,677	7.1%	146,755	6.8%	18,922	12.9%
Total	$2,347,505	100.0%	$2,173,674	100.0%	$173,831	8.0%

Contract Funding Orders Received (Unaudited)
	Quarter Ended
(dollars in thousands)	12/31/2018	12/31/2017	$ Change	% Change
Contract Funding Orders	$1,002,591	$750,330	$252,261	33.6%
	Six Months Ended
(dollars in thousands)	12/31/2018	12/31/2017	$ Change	% Change
Contract Funding Orders	$2,684,493	$2,222,703	$461,790	20.8%

Reconciliation of Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA)
(Unaudited)

The Company views Adjusted EBITDA and Adjusted EBITDA margin, both of which are defined as non-GAAP measures, as important indicators of performance, consistent with the manner in which management measures and forecasts the Company’s performance. Adjusted EBITDA is a commonly used non-GAAP measure when comparing our results with those of other companies. We define Adjusted EBITDA as GAAP net income plus net interest expense, income taxes, depreciation and amortization, and earnout adjustments. We consider Adjusted EBITDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of non-cash items such as depreciation of tangible assets, amortization of intangible assets primarily recognized in business combinations, as well as the effect of earnout gains and losses, which we do not believe are indicative of our core operating performance. Adjusted EBITDA margin is adjusted EBITDA divided by revenue. These non-GAAP measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2018	12/31/2017	% Change	12/31/2018	12/31/2017	% Change
Net income	$68,596	$142,795	-52.0%	$147,429	$184,841	-20.2%
Plus:
Income taxes	24,246	(65,489)	-137.0%	36,127	(51,478)	-170.2%
Interest income and expense, net	9,421	10,956	-14.0%	18,307	22,203	-17.5%
Depreciation and amortization	18,852	18,258	3.3%	37,599	35,846	4.9%
Earnout adjustments	1,200	(1,131)	-206.1%	(800)	(2,013)	-60.3%
Adjusted EBITDA	$122,315	$105,389	16.1%	$238,662	$189,399	26.0%

	Quarter Ended			Six Months Ended
(dollars in thousands)	12/31/2018	12/31/2017	% Change	12/31/2018	12/31/2017	% Change
Revenue, as reported	$1,181,641	$1,087,860	8.6%	$2,347,505	$2,173,674	8.0%
Adjusted EBITDA	122,315	105,389	16.1%	238,662	189,399	26.0%
Adjusted EBITDA margin	10.4%	9.7%		10.2%	8.7%

Selected Financial Data (Continued)

Reconciliation of FY18 Adjusted Net Income Assuming a
Full Year of Tax Reform
(Unaudited)

The Company views FY18 Adjusted Net Income Assuming a Full Year of Tax Reform, a non-GAAP measure, as an important indicator of performance, consistent with the manner in which management measures and forecasts the Company’s performance. FY18 Adjusted Net Income Assuming a Full Year of Tax Reform is defined as GAAP net income excluding (1) the one-time net benefit from Tax Reform consisting of the remeasurement of deferred taxes, partially offset by transition tax on cumulative foreign earnings, and including (2) the application of the new lower federal tax rate of 21% to all of FY18 as if the rate was in effect at that time. We believe that FY18 Adjusted Net Income Assuming a Full Year of Tax Reform is useful to investors as it allows investors to more easily compare FY19 results and guidance to FY18 results with a normalized tax rate. This non-GAAP measure should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

	Q1		Q2		Q3		Q4
	9/30/2017		12/31/2017		3/31/2018		6/30/2018
(Amounts in thousands, except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income, as reported	$42,046	$1.67	$142,795	$5.66	$64,499	$2.56	$51,831	$2.05
Remeasurement of deferred taxes	-	-	(94,831)	(3.76)	-	-	(1,438)	(0.06)
Transition tax on foreign earnings	-	-	9,676	0.38	-	-	-	-
Impact of tax rate change for full year	4,853	0.19	2,347	0.10	6,737	0.26	3,716	0.15

FY18 Adjusted Net Income Assuming a Full Year of Tax Reform	$46,899	$1.86	$59,987	$2.38	$71,236	$2.82	$54,109	$2.14

	Three Months Ended		Six Months Ended		Nine Months Ended		Twelve Months Ended
	9/30/2017		12/31/2017		3/31/2018		6/30/2018
(Amounts in thousands, except per share amounts)	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Net income, as reported	$42,046	$1.67	$184,841	$7.33	$249,340	$9.89	$301,171	$11.93
Remeasurement of deferred taxes*	-	-	(94,831)	(3.76)	$(94,831)	(3.76)	(96,269)	(3.81)
Transition tax on foreign earnings	-	-	9,676	0.38	9,676	0.38	9,676	0.38
Impact of tax rate change for full year	4,853	0.19	7,200	0.29	13,937	0.55	17,653	0.70

FY18 Adjusted Net Income Assuming a Full Year of Tax Reform	$46,899	$1.86	$106,886	$4.24	$178,122	$7.06	$232,231	$9.20
* Amounts may not add due to rounding

CONTACT:
Corporate Communications and Media:
Jody Brown, Executive Vice President, Public Relations
(703) 841-7801, jbrown@caci.com

Investor Relations:
Dan Leckburg, Senior Vice President, Investor Relations
(703) 841-7666, dleckburg@caci.com